At RFMD(R)		At The Financial Relations Board
Doug DeLieto	Dean Priddy	Joe Calabrese
VP, Investor Relations	CFO	Vice President
336-678-7088	336-678-7975	212-827-3227

FOR IMMEDIATE RELEASE

April 27, 2010

RFMD® Delivers Sequential Growth In Revenue And Earnings Per Share In March 2010 Quarter

March 2010 Quarterly Financial Highlights:

  Quarterly Revenue Grows 51.4% Year-Over-Year And 4.2% Sequentially To $260.8 Million
  On A GAAP Basis, Gross Margin Expands To 37.7%, Operating Margin Increases To 14.0% And Diluted EPS Improves To $0.10
  On A Non-GAAP Basis, Gross Margin Expands To 39.6%, Operating Margin Increases To 18.3%, And Diluted EPS Improves To $0.16
  Free Cash Flow Totals $55 Million In March 2010 Quarter And $177 Million In Fiscal 2010

GREENSBORO, N.C., April 27, 2010 – RF Micro Devices, Inc. (Nasdaq GS: RFMD), a global leader in the design and manufacture of high-performance radio frequency components and compound semiconductor technologies, today reported financial results for its fiscal 2010 fourth quarter, ended April 3, 2010.

RFMD’s quarterly revenue increased 51.4% year-over-year and 4.2% sequentially to $260.8 million.  On a GAAP basis, gross margin increased sequentially by 130 basis points to 37.7%, quarterly operating income was $36.6 million, and quarterly net income was $26.7 million, or $0.10 per diluted share.  On a non-GAAP basis, gross margin increased sequentially by 120 basis points to 39.6%, quarterly operating income was a record $47.7 million, and quarterly net income was a record $43.8 million, or $0.16 per diluted share.  RFMD achieved sequential improvements in gross margin, operating margin and EPS during each quarter of its fiscal 2010 on both a GAAP and non-GAAP basis.

RFMD Strategic Highlights:

  RFMD continued to execute on key strategic initiatives, including product leadership, diversification and operational excellence
  Demand was strong for both the cellular products group (CPG) and multi-market products group (MPG), with both groups achieving year-over-year and sequential quarterly revenue growth
  CPG sales growth was led by sales to Asia and into 3G devices
  MPG sales growth was driven by a broad-based end market recovery, led by defense, point-to-point radio, SmartEnergy and CATV applications
  RFMD delivered a record number of new product introductions during fiscal 2010, with CPG launching 40 new products and MPG launching 350 new and derivative products

GAAP RESULTS
(in millions, except
percentages and per	Q4 Fiscal	Q3 Fiscal	Change		Q4 Fiscal	Change
share data)	2010	2010	vs. Q3 2010		2009 (1)	vs. Q4 2009
Revenue	$260.8	$250.3	4.2%		$172.3	51.4%
Gross Margin	37.7%	36.4%	1.3	ppt	17.3%	20.4	ppt
Operating Income (Loss)	$36.6	$33.6	$3.0		$(56.5)	$93.1
Net Income (Loss)	$26.7	$24.9	$1.8		$(58.7)	$85.4
Diluted EPS (LPS)	$0.10	$0.09	$0.01		$(0.22)	$0.32

NON-GAAP RESULTS (excluding share-based compensation, amortization of intangibles, impairment of goodwill and intangibles, integration charges, loss (gain) on PP&E, start-up costs, loss (gain) on retirement of convertible subordinated notes, restructuring charges, non-cash interest expense on convertible subordinated notes and tax adjustments)

(in millions, except
percentages and per	Q4 Fiscal	Q3 Fiscal	Change		Q4 Fiscal	Change
share data)	2010	2010	vs. Q3 2010		2009 (1)	vs. Q4 2009
Gross Margin	39.6%	38.4%	1.2	ppt	19.8%	19.8	ppt
Operating Income (Loss)	$47.7	$44.6	$3.1		$(21.4)	$69.1
Net Income (Loss)	$43.8	$38.8	$5.0		$(25.0)	$68.8
Diluted EPS (LPS)	$0.16	$0.14	$0.02		$(0.10)	$0.26

(1)  Certain amounts have been adjusted as a result of the retrospective adoption of the Financial Accounting Standards Board (“FASB”) Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1,” which is included in FASB Accounting Standards Codification (“ASC”) Subtopic 470-20, “Debt with Conversion and Other Options” (“FASB ASC 470-20”)).

Business Outlook

RFMD is currently seeing robust order activity in its primary markets, driven by increasing worldwide demand for mobile internet access and energy-saving “green” technologies.  RFMD believes the demand environment currently supports the following business outlook:

  RFMD is currently fully booked for sequential revenue growth in the June quarter and currently expects June quarterly gross margin to be consistent with March quarterly results
  RFMD currently expects transceiver revenue to increase sequentially in the June quarter and to begin a ramp-down in September quarter
  RFMD currently expects fiscal 2011 revenue and non-GAAP EPS to increase over fiscal 2010 results
  RFMD currently expects fiscal 2011 free cash flow to be consistent with fiscal 2010 levels and to become net cash positive during fiscal 2011
  RFMD currently expects moderate year-over-year operating expense growth in fiscal 2011 and cash taxes of approximately $6-7 million per quarter, reflecting the Company’s improved outlook for revenue and profitability

RFMD’s actual quarterly and annual results may differ from these expectations and projections, and such differences may be material.

Comments From Management

Bob Bruggeworth, president and CEO of RFMD, said, “The RFMD team delivered another quarter of outstanding execution, highlighted by year-over-year and sequential improvements in revenue, margin, EPS and free cash flow.  Our performance was highlighted by strength in 3G devices, share gains in Asia, and the increasing adoption of RFMD’s products and technologies in SmartEnergy, point-to-point radio, CATV and other high-value markets.  By focusing sharply on our core competencies in RF components and compound semiconductor technologies, RFMD is delivering substantial progress against key strategic initiatives related to product leadership, diversification and operational excellence.”

Dean Priddy, CFO and vice president of administration of RFMD, said, “RFMD achieved sequential increases in earnings per share and return on invested capital in each quarter of our fiscal 2010.  Based on our performance over the past four quarters and the current outlook we have for the future, we are increasing our target non-GAAP financial model to 42% gross margin and 17% operating margin.”

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with United States (U.S.) generally accepted accounting principles (GAAP), RFMD's earnings release contains the following non-GAAP financial measures: (i) non-GAAP gross profit and gross margin, (ii) non-GAAP operating income and operating margin, (iii) non-GAAP net income, (iv) non-GAAP net income per diluted share, (v) non-GAAP operating expenses (research and development, marketing and selling and general and administrative), (vi) free cash flow, and (vii) return on invested capital (ROIC). Each of these non-GAAP financial measures is either adjusted from GAAP results to exclude certain expenses or derived from multiple GAAP measures, which are outlined in the "Reconciliation of GAAP to Non-GAAP Financial Measures" table on page 10 and the "Additional Selected Non-GAAP Financial Measures And Reconciliations" tables on pages 11 and 12.

In managing RFMD's business on a consolidated basis, management develops an annual operating plan, which is approved by our Board of Directors, using non-GAAP financial measures. In developing and monitoring performance against this plan, management considers the actual or potential impact on these non-GAAP financial measures from actions taken to reduce unit costs with the goal of increasing gross margin and operating margin. In addition, management relies upon these non-GAAP financial measures to assess whether research and development efforts are at an appropriate level, and when making decisions about product spending, administrative budgets, and marketing programs. In addition, we believe that non-GAAP financial measures provide useful supplemental information to investors and enable investors to analyze the results of operations in the same way as management. We have chosen to provide this supplemental information to enable investors to perform additional comparisons of operating results, to assess our liquidity and capital position and to analyze financial performance excluding the effect of expenses unrelated to operations, certain non-cash expenses and share-based compensation expense, which may obscure trends in RFMD's underlying performance.

We believe that these non-GAAP financial measures offer an additional view of RFMD's operations that, when coupled with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of RFMD's results of operations and the factors and trends affecting RFMD's business. However, these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Our rationale for using these non-GAAP financial measures, as well as their impact on the presentation of RFMD's operations, are outlined below:

Non-GAAP gross profit and gross margin. Non-GAAP gross profit and gross margin exclude share-based compensation expense, amortization of intangible assets and adjustments for restructuring and integration charges. We believe that exclusion of these costs in presenting non-GAAP gross profit and gross margin gives management and investors a more effective means of evaluating RFMD's historical performance and projected costs and the potential for realizing cost efficiencies. We believe that the majority of RFMD's purchased intangibles are not relevant to analyzing current operations because they generally represent costs incurred by the acquired company to build value prior to acquisition, and thus are effectively part of transaction costs rather than ongoing costs of operating RFMD's business. In this regard, we note that (i) once the intangibles are fully amortized, the intangibles will not be replaced with cash costs and therefore, the exclusion of these costs provides management and investors with better visibility into the actual costs required to generate revenues over time, and (ii) although we set the amortization expense based on useful life of the various assets at the time of the transaction, we cannot influence the timing and amount of the future amortization expense recognition once the lives are established. Similarly, we believe that presentation of non-GAAP gross profit and gross margin and other non-GAAP financial measures that exclude the impact of share-based compensation expense assists management and investors in evaluating the period-over-period performance of RFMD's ongoing operations because (i) the expenses are non-cash in nature, and (ii) although the size of the grants is within our control, the amount of expense varies depending on factors such as short-term fluctuations in stock price volatility and prevailing interest rates, which can be unrelated to the operational performance of RFMD during the period in which the expense is incurred and generally is outside the control of management. Moreover, we believe that the exclusion of share-based compensation expense in presenting non-GAAP gross profit and gross margin and other non-GAAP financial measures is useful to investors to understand the impact of the expensing of share-based compensation to RFMD's gross profit and gross margins and other financial measures in comparison to both prior periods as well as to its competitors. We also believe that the adjustments to profit and margin related to restructuring and integration charges do not constitute part of RFMD's ongoing operations and therefore the exclusion of these costs provides management and investors with better visibility into the actual costs required to generate revenues over time and gives management and investors a more effective means of evaluating our historical and projected performance. We believe disclosure of non-GAAP gross profit and gross margin has economic substance because the excluded expenses do not represent continuing cash expenditures and, as described above, we have little control over the timing and amount of the expenses in question.

Non-GAAP operating income and operating margin. Non-GAAP operating income and operating margin exclude share-based compensation expense, amortization of intangible assets, restructuring and integration charges, impairment of goodwill and intangibles, loss (gain) on PP&E and start-up costs. We believe that presentation of a measure of operating income and operating margin that excludes amortization of intangible assets and share-based compensation expense is useful to both management and investors for the same reasons as described above with respect to our use of non-GAAP gross profit and gross margin. We believe that restructuring and integration charges, impairment of goodwill and intangibles, loss (gain) on PP&E and start-up costs do not constitute part of RFMD’s ongoing operations and therefore, the exclusion of these costs provides management and investors with better visibility into the actual costs required to generate revenues over time and gives management and investors a more effective means of evaluating our historical and projected performance. We believe disclosure of non-GAAP operating income and operating margin has economic substance because the excluded expenses are either unrelated to operations or do not represent current cash expenditures.

Non-GAAP net income and non-GAAP net income per diluted share. Non-GAAP net income and non-GAAP net income per diluted share exclude the effects of share-based compensation expense, amortization of intangible assets, restructuring and integration charges, impairment of goodwill and intangibles, loss (gain) on PP&E, start-up costs, loss (gain) on retirement of convertible subordinated notes, non-cash interest expense on convertible subordinated notes and non-cash income tax expense. We believe that presentation of measures of net income and net income per diluted share that exclude these items is useful to both management and investors for the reasons described above with respect to non-GAAP gross profit and gross margin and non-GAAP operating income and operating margin. We believe disclosure of non-GAAP net income and non-GAAP net income per diluted share has economic substance because the excluded expenses are either unrelated to operations or do not represent current cash expenditures.

Non-GAAP research and development, marketing and selling and general and administrative expenses. Non-GAAP research and development, marketing and selling and general and administrative expenses exclude share-based compensation expense, amortization of intangible assets and restructuring and integration charges. We believe that presentation of measures of these operating expenses that exclude amortization of intangible assets and share-based compensation expense is useful to both management and investors for the same reasons as described above with respect to our use of non-GAAP gross profit and gross margin. We believe that restructuring and integration charges do not constitute part of RFMD’s ongoing operations and therefore, the exclusion of these costs provides management and investors with better visibility into the actual costs required to generate revenues over time and gives management and investors a more effective means of evaluating our historical and projected performance. We believe disclosure of these non-GAAP operating expenses has economic substance because the excluded expenses are either unrelated to operations or do not represent current cash expenditures.

Free cash flow. RFMD defines free cash flow as net cash provided by operating activities during the period minus property and equipment expenditures made during the period. We use free cash flow as a supplemental financial measure in our evaluation of liquidity and financial strength. Management believes that this measure is useful as an indicator of our ability to service our debt, meet other payment obligations and make strategic investments. Free cash flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity. Additionally, our definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statement of cash flows.

Non-GAAP ROIC. Return on invested capital (ROIC) is a non-GAAP financial measure that management believes provides useful supplemental information for management and the investor by measuring the effectiveness of our operations’ use of invested capital to generate profits. We use ROIC to track how much value we are creating for our shareholders. Non-GAAP ROIC is calculated by dividing annualized non-GAAP Operating Income, net of cash taxes, by average invested capital.  Average invested capital is calculated by subtracting the average of the beginning balance and the ending balance of current liabilities (excluding the current portion of long-term debt and other short-term financings) from the average of the beginning balance and the ending balance of Net Accounts Receivable, Inventories, Other Current Assets, Net Property and Equipment and a cash amount equal to seven days of quarterly revenue. For the period ending October 3, 2009, which was a 14 week quarter, the annualized non-GAAP operating income, net of cash taxes, has been normalized to a 52-week basis.

Limitations of non-GAAP financial measures. The primary material limitations associated with the use of non-GAAP gross profit and gross margin, non-GAAP operating expenses, non-GAAP operating income and operating margin, non-GAAP net income, non-GAAP net income per diluted share, free cash flow and non-GAAP ROIC as compared to the most directly comparable GAAP financial measures of gross profit and gross margin, operating expenses, operating income (loss), net income (loss), net income (loss) per diluted share and net cash provided by operating activities are (i) they may not be comparable to similarly titled measures used by other companies in RFMD's industry, and (ii) they exclude financial information that some may consider important in evaluating our performance. We compensate for these limitations by providing full disclosure of the differences between these non-GAAP financial measures and the corresponding GAAP financial measures, including a reconciliation of the non-GAAP financial measures to the corresponding GAAP financial measures, to enable investors to perform their own analysis of our gross profit and gross margin, operating expenses, operating income (loss), net income (loss), net income (loss) per diluted share and net cash provided by operating activities.

RF Micro Devices will conduct a conference call at 5:00 p.m. EST today to discuss today's press release.  The conference call will be broadcast live over the Internet and can be accessed by any interested party at http://www.rfmd.com (under Investors).  A telephone playback of the conference call will be available approximately one hour after the call’s completion by dialing 303-590-3030 and entering pass code 4282022.

About RFMD

RF Micro Devices, Inc. (Nasdaq GS: RFMD) is a global leader in the design and manufacture of high-performance radio frequency components and compound semiconductor technologies. RFMD’s products enable worldwide mobility, provide enhanced connectivity and support advanced functionality in the cellular handset, wireless infrastructure, wireless local area network (WLAN), CATV/broadband and aerospace and defense markets. RFMD is recognized for its diverse portfolio of semiconductor technologies and RF systems expertise and is a preferred supplier to the world's leading mobile device, customer premises and communications equipment providers.

Headquartered in Greensboro, N.C., RFMD is an ISO 9001- and ISO 14001-certified manufacturer with worldwide engineering, design, sales and service facilities. RFMD is traded on the NASDAQ Global Select Market under the symbol RFMD. For more information, please visit RFMD’s web site at www.rfmd.com.

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements included herein represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those expressed or implied by forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as is required under the federal securities laws. RF Micro Devices’ business is subject to numerous risks and uncertainties, including risks associated with the impact of global macroeconomic and credit conditions on our business and the business of our suppliers and customers, variability in operating results, the rate of growth and development of wireless markets, our reliance on inclusion in third party reference designs for a portion of our revenue, our ability to manage channel partner and customer relationships, risks associated with the operation of our wafer fabrication, molecular beam epitaxy, assembly and test and tape and reel facilities, our ability to complete acquisitions and integrate acquired companies, including the risk that we may not realize expected synergies from our business combinations, our ability to attract and retain skilled personnel and develop leaders, variability in production yields, raw material costs and availability, our ability to reduce costs and improve margins in response to declining average selling prices, our ability to bring new products to market, our ability to adjust production capacity in a timely fashion in response to changes in demand for our products, dependence on a limited number of customers, dependence on gallium arsenide (GaAs) for the majority of our products, and dependence on third parties. These and other risks and uncertainties, which are described in more detail in RF Micro Devices’ most recent Annual Report on Form 10-K and other reports and statements filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

RF MICRO DEVICES® and RFMD® are trademarks of RFMD, LLC. All other trade names, trademarks and registered trademarks are the property of their respective owners.

# # #

Financial Tables To Follow

RF MICRO DEVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	April 3, 2010	March 28, 2009 (1)
Total revenue	$260,825	$172,320

Costs and expenses:
Cost of goods sold	162,396	142,486
Research and development	35,484	35,745
Marketing and selling	14,461	13,760
General and administrative	10,887	10,900
Other operating expense	958	25,951

Total costs and expenses	224,186	228,842

Operating income (loss)	36,639	(56,522)
Other (expense) income	(5,499)	149

Income (loss) before income taxes	$31,140	$(56,373)
Income tax expense	(4,412)	(2,305)

Net income (loss)	$26,728	$(58,678)

Net income (loss) per share, diluted	$0.10	$(0.22)

Weighted average outstanding diluted shares	275,986	263,409

(1)     Certain amounts have been adjusted as a result of the retrospective adoption of FSP APB 14-1 (which is included in FASB ASC 470-20).

RF MICRO DEVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Twelve Months Ended
	April 3, 2010	March 28, 2009 (1)
Total revenue	$978,393	$886,506

Costs and expenses:
Cost of goods sold	623,224	669,163
Research and development	138,960	170,778
Marketing and selling	56,592	64,946
General and administrative	48,316	50,352
Other operating expense	4,895	800,563

Total costs and expenses	871,987	1,755,802

Operating income (loss)	106,406	(869,296)
Other expense	(21,572)	(10,712)

Income (loss) before income taxes	$84,834	$(880,008)
Income tax expense	(13,815)	(7,896)

Net income (loss)	$71,019	$(887,904)

Net income (loss) per share, diluted	$0.25	$(3.38)

Weighted average outstanding diluted shares	289,429	262,493

(1)     Certain amounts have been adjusted as a result of the retrospective adoption of FSP APB 14-1 (which is included in FASB ASC 470-20).

 RF MICRO DEVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	April 3, 2010	January 2, 2010	March 28, 2009 (1)

GAAP operating income (loss)	$36,639	$33,588	$(56,522)
Share-based compensation expense	5,047	5,322	5,302
Amortization of intangible assets	4,750	4,751	3,873
Restructuring charges related to fiscal 2009 strategic restructuring and adverse macroeconomic conditions	117	585	12,401
Impairment of goodwill and intangibles	-	-	13,485
Other restructuring, loss (gain) on PP&E, integration charges and start-up costs	1,131	330	75
Non-GAAP operating income (loss)	$47,684	$44,576	$(21,386)

GAAP net income (loss)	26,728	24,928	(58,678)
Share-based compensation expense	5,047	5,322	5,302
Amortization of intangible assets	4,750	4,751	3,873
Restructuring charges related to fiscal 2009 strategic restructuring and adverse macroeconomic conditions	117	585	12,401
Impairment of goodwill and intangibles	-	-	13,485
Other restructuring, loss (gain) on PP&E, integration charges and start-up costs	1,131	330	75
Loss (gain) on retirement of convertible subordinated notes	-	408	(6,246)
Non-cash interest expense on convertible subordinated notes	4,316	4,335	4,466
Tax adjustments	1,717	(1,881)	290

Non-GAAP net income (loss)	43,806	38,778	(25,032)
Plus: Income impact of assumed conversions for interest on 1.50% convertible notes	37	361	-
Non-GAAP net income (loss) plus assumed conversion of notes- Numerator for diluted income (loss) per share	$43,843	$39,139	$(25,032)

GAAP and Non-GAAP weighted average outstanding diluted shares	275,986	285,907	263,409

Non-GAAP net income (loss) per share, diluted	$0.16	$0.14	$(0.10)

	Three Months Ended
	April 3, 2010		January 2, 2010		March 28, 2009
GAAP gross margin	$98,429	37.7%	$91,190	36.4%	$29,834	17.3%
Adjustment for intangible amortization	3,651	1.4%	3,651	1.5%	3,109	1.8%
Adjustment for share-based compensation	895	0.3%	939	0.4%	-	- %
Restructuring charges related to fiscal 2009 strategic restructuring and adverse macroeconomic conditions	-	- %	-	- %	1,182	0.7%
Other restructuring	427	0.2%	384	0.1%	10	- %
Non-GAAP gross margin	$103,402	39.6%	$96,164	38.4%	$34,135	19.8%

(1)  Certain amounts have been adjusted as a result of the retrospective adoption of FSP APB 14-1 (which is included in FASB ASC 470-20).

RF MICRO DEVICES, INC. AND SUBSIDIARIES

ADDITIONAL SELECTED NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

 (Unaudited)

Three Months Ended
Non-GAAP Operating Income	April 3, 2010
(as a percentage of sales)

GAAP operating income	14.0%
Share-based compensation expense	2.0%
Amortization of intangible assets	1.8%
Restructuring charges related to fiscal 2009 strategic restructuring and adverse macroeconomic conditions	0.1%
Other restructuring, loss (gain) on PP&E, integration charges and start-up costs	0.4%
Non-GAAP operating income	18.3%

	Three Months Ended
	April 3, 2010	January 2, 2010	March 28, 2009
GAAP research and development expense	$35,484	$32,997	$35,745
Less:
Share-based compensation expense	1,386	1,481	1,139
Amortization of intangible assets	12	13	34
Restructuring charges related to fiscal 2009 strategic restructuring and adverse macroeconomic conditions	-	-	-
Other restructuring and integration expense	-	18	-
Non-GAAP research and development expense	$34,086	$31,485	$34,572

	Three Months Ended
	April 3, 2010	January 2, 2010	March 28, 2009
GAAP marketing and selling expense	$14,461	$13,821	$13,760
Less:
Share-based compensation expense	1,213	1,298	996
Amortization of intangible assets	1,087	1,087	730
Restructuring charges related to fiscal 2009 strategic restructuring and adverse macroeconomic conditions	-	-	-
Other restructuring and integration expense	-	8	-
Non-GAAP marketing and selling expense	$12,161	$11,428	$12,034

	Three Months Ended
	April 3, 2010	January 2, 2010	March 28, 2009
GAAP general and administrative expense	$10,887	$9,496	$10,900
Less:
Share-based compensation expense	1,553	1,604	1,985
Restructuring charges related to fiscal 2009 strategic restructuring and adverse macroeconomic conditions	-	-	-
Other restructuring and integration benefit	(136)	(783)	-
Non-GAAP general and administrative expense	$9,470	$8,675	$8,915

RF MICRO DEVICES, INC. AND SUBSIDIARIES

ADDITIONAL SELECTED NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

 (Unaudited)

Free Cash Flow (1)	Three Months Ended	Twelve Months Ended
	April 3, 2010	April 3, 2010
(In millions, except per share data)

Net cash provided by operating activities	$58	$186
Purchases of property and equipment	(3)	(9)
Free Cash Flow	$55	$177

 (1)   Free Cash Flow is calculated as net cash provided by operating activities minus property and equipment expenditures.

RF MICRO DEVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	April 3, 2010	March 28, 2009 (1)
ASSETS
Current assets:
Cash and cash equivalents	$104,778	$172,989
Restricted cash and trading security investments	17,698	62
Short-term investments	134,882	93,527
Accounts receivable, net	108,219	90,231
Inventories	122,509	113,611
Other current assets	60,738	47,014
Total current assets	548,824	517,434

Property and equipment, net	247,085	315,127
Intangible assets, net	102,169	121,191
Goodwill	95,628	95,628
Long-term investments	2,175	20,183
Other non-current assets	18,127	19,079
Total assets	$1,014,008	$1,088,642

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	124,253	93,582
Current portion of long term debt	15,053	4,839
Other short-term liabilities, net	13,427	923
Total current liabilities	152,733	99,344

Long-term debt, net	289,837	505,107
Other long-term liabilities	41,354	52,229
Total liabilities	483,924	656,680

Shareholders’ equity:
Total shareholders’ equity	530,084	431,962

Total liabilities and shareholders’ equity	$1,014,008	$1,088,642

(1)     Certain amounts have been adjusted as a result of the retrospective adoption of FSP APB 14-1 (which is included in FASB ASC 470-20).